UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2007

CDI CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-05519	23-2394430
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768

(Address of principal executive offices) (Zip Code)

(215) 569-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2007, CDI Corp.’s wholly-owned subsidiary, CDI Corporation, entered into a Purchase Agreement (the “Purchase Agreement”) by and among CDI Corporation, Spherion Atlantic Enterprises, LLC (“Spherion Atlantic”), Spherion Corporation (“Spherion”), and, for the limited purposes set forth therein, Todays Staffing, Inc. (“Todays”), a wholly-owned subsidiary of CDI Corporation. Pursuant to the Purchase Agreement, CDI Corporation has agreed to sell all of the issued and outstanding common stock of Todays to Spherion Atlantic for approximately $40 million. The purchase price is subject to adjustment based on the net working capital of Todays on the closing date. The transaction is subject to customary closing conditions and is expected to close before the end of September 2007.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. A copy of the Purchase Agreement is attached to this report as Exhibit 2.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
2.1	Purchase Agreement, dated September 19, 2007, by and among CDI Corporation, Spherion Atlantic Enterprises, LLC, Spherion Corporation, and, for the limited purposes set forth therein, Todays Staffing, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CDI CORP.

Date: September 21, 2007	By:	/s/ Joseph R. Seiders
	Name:	Joseph R. Seiders
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase Agreement, dated September 19, 2007, by and among CDI Corporation, Spherion Atlantic Enterprises, LLC, Spherion Corporation, and, for the limited purposes set forth therein, Todays Staffing, Inc.